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                     December 5, 2022

       Alejandro M. Basso
       Chief Financial Officer and Services Vice President
       Gas Transporter of the South Inc.
       Don Bosco 3672, 5th Floor
       C1206 ABF City of Buenos Aires, Argentina

                                                        Re: Gas Transporter of
the South Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed April 26,
2022
                                                            File No. 001-13396

       Dear Alejandro M. Basso:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation